Exhibit 5.1

February 19, 2021

VIA ELECTRONIC TRANSMISSION

Bioanalytical Systems, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

Attention: Robert Leasure, Jr., President & CEO

Re:	Registration of Securities by Bioanalytical Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to Bioanalytical Systems, Inc., an Indiana corporation (the “Company”), in connection with the registration statement on Form S-3 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of the proposed offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of:

(i) the Company’s Common Shares (the “Common Shares”);

(ii) warrants representing the right to receive or the obligation to sell, upon exercise, a number of Common Shares, and/or Preferred Shares (the “Warrants”);

(iii) the Company's Preferred Shares (the “Preferred Shares”); and

(iv) units (the “Units”) comprised of any combination of Common Shares, Warrants and Preferred Shares.

The Common Shares, the Warrants, the Preferred Shares, and the Units are referred to herein collectively as the “Securities.”

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the laws of Indiana, including the Indiana Business Corporation Law.

Bioanalytical Systems, Inc.

February 19, 2021

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

1. When (i) the issuance and sale of any Common Stock have been duly authorized by all necessary corporate action of the Company and (ii) such shares have been issued and delivered against payment of the purchase price therefor in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such Common Shares will be validly issued, fully paid and nonassessable. The Common Shares covered in the opinion in this paragraph include any Common Shares that may be issued upon exercise, conversion or exchange pursuant to the terms of any other Securities.

2. When (i) the terms of any Warrants and their issuance and sale have been duly authorized by all necessary corporate action of the Company and (ii) such Warrants have been duly executed, countersigned and delivered in accordance with the applicable warrant agreement and against payment of the purchase price therefor in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such Warrants will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

3. When (i) the terms of any Preferred Shares of a particular series and their issuance and sale have been duly authorized by all necessary corporate action of the Company, (ii) a certificate of designations with respect to such series of Preferred Shares has been duly adopted by the Company and filed with the Secretary of State of the State of Indiana, and (iii) such Preferred Shares have been issued and delivered against payment of the purchase price therefor in accordance with the applicable purchase, underwriting or other agreement, and as contemplated by the Registration Statement, such Preferred Shares will be validly issued, fully paid, and nonassessable. The Preferred Shares covered in the opinion in this paragraph include any Preferred Shares that may be issued upon exercise, conversion or exchange pursuant to the terms of any other Securities.

4. When (i) the unit agreement relating to the Units, if any, has been duly executed and delivered by the Company and each other party thereto, (ii) the terms of the Units have been duly established in accordance with the unit agreement, if any, and the applicable definitive purchase, underwriting, or similar agreement, and (iii) the Units have been duly executed (in the case of certificated Units) and delivered in accordance with the unit agreement, if any, and the applicable definitive purchase, underwriting, or similar agreement for the consideration provided for therein, the Units will be legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Bioanalytical Systems, Inc.

February 19, 2021

In rendering the opinions set forth above, we have assumed that (i) the Registration Statement will have become effective under the Securities Act, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and such Securities will have been issued and sold in accordance with the terms of such prospectus supplement; (ii) a definitive purchase, underwriting, or similar agreement, and any applicable warrant, pursuant to which such Securities may be issued, will have been duly authorized, executed and delivered by the Company and the other parties thereto, and the specific terms of such Securities will have been duly established in conformity with the applicable agreement and the articles of incorporation and bylaws of the Company (if applicable); (iii) at the time of the issuance of any Securities, the Company will be a validly existing corporation under the law of its jurisdiction of incorporation; (iv) the number of Common Shares issued pursuant to the Registration Statement, together with the number of shares outstanding or reserved at the time of issuance, will not exceed the respective number of shares authorized by the Company’s articles of incorporation in effect at the time of such issuance; and (v) all the foregoing actions to be taken by the Company will have been taken so as not to violate any applicable law and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company or any of its property.

Our opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ice Miller LLP